                                                                     EXHIBIT 3.2


          [Secretary of State -- Corporations Division -- Letterhead]


CT CORPORATION SYSTEM
JOYCE BOOTH
1201 PEACHTREE STREET, N.E.
ATLANTA, GA 30361


                           CERTIFICATE OF AMENDMENT

I, Lewis A. Massey, the Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that


                          PREMIERE TECHNOLOGIES, INC.
                         A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.



[SEAL]

                                           /s/ Lewis A. Massey
                                        ---------------------------
                                              Lewis A. Massey
                                             Secretary of State


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                             ARTICLES OF AMENDMENT
                           TO ARTICLES OF INCORPORATION
                          OF PREMIERE TECHNOLOGIES, INC.



  1. The name of the Corporation is Premiere Technologies, Inc.

  2. Article III of the Articles of Incorporation of the Corporation are amended to designate a new series of the preferred stock, par value $.01 per share, of the Corporation, as follows:

     "The second series of preferred stock, par value $.01 per share, shall be designated as Series B Voting Preferred Stock ("Series B Voting Preferred"), will consist of one (1) share, and will have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as shown on EXHIBIT "B" attached hereto and incorporated herein by reference."

  3. The amendment was adopted on April 28, 1997.

  4. The amendment was duly adopted by the board of directors of the Corporation.

                              PREMIERE TECHNOLOGIES, INC.

                              By:  /s/ Patrick G. Jones
                                 ----------------------
                                  Patrick G. Jones
                                  Senior Vice President-Finance and Legal


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                                  EXHIBIT "B"

  Preferences, Limitations and Rights of Series B Voting Preferred:

  1. Dividends. The holder of Series B Voting Preferred shall not be entitled to receive any dividends declared and paid by the Corporation.

  2. Voting Rights. Except as otherwise required by law or the Articles of Incorporation, (i) the holder of record of the share of Series B Voting Preferred shall have a number of votes equal to the number of votes that the holders of the outstanding Exchangeable Non-Voting Shares ("Exchangeable Shares") of Voice-Tel Canada Limited, a wholly-owned subsidiary of the Corporation (the "Subsidiary") from time to time, which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Common Stock of the Corporation pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the shareholders of the Corporation, and (ii) in respect of all matters concerning the voting of shares, the Series B Voting Preferred and the Common Stock of the Corporation shall vote as a single class.

  3. Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and subject to any prior rights of holders of shares of preferred stock ranking senior to the Series B Voting Preferred, the holder of the share of Series B Voting Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series B Voting Preferred, and before payment shall be made to holders of any stock ranking on liquidation junior to the Series B Voting Preferred (such amount payable with respect to the Series B Voting Preferred being referred to as the Series B Voting Preferred Liquidation Preference Payment").

  4. Cancellation. At such time as the Series B Voting Preferred has no votes attached to it because there are no Exchangeable Shares of the Subsidiary outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of the Subsidiary which could give rise to the issuance of any Exchangeable Shares of the Subsidiary to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Series B Voting Preferred shall be canceled without any action required by the holder thereof or the Corporation.

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